Exhibit 10.1 - Securities Purchase Agreement - April 28, 2008

SECURITIES PURCHASE AGREEMENT

NF Energy Saving Corporation of America

And

South World Ltd.
Oriental United Resources Ltd.

And

Mr. Gang Li
Ms. Lihua Wang
Pelaria International Ltd.
Cloverbay International Ltd.

April 28, 2008

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of April, 2008 among the following parties:

Party A:
South World Ltd., a British Virgin Island registered corporation, registered address is P.O. Box 958, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Party B:
Oriental United Resources Ltd., a British Virgin Island registered corporation, registered address is P.O. Box 958, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(Party A and Party B are referred to as “the Investors”)

Party C:
Mr. Gang Li, Miss Lihua Wang, Pelaria International Ltd. and Cloverbay International Ltd. (Detailed information are listed in Appendix 1, referred to as “the Guarantors”);

Party D:
NF Energy Saving Corporation of America, a United States Delaware registered corporation (Detailed information is listed in Appendix 2, referred to as “the Company”).

(The Company, the Investors and the Guarantors will be referred individually as “One Party”, together as “Each Party”)

Whereas,

1)
The Company is an energy saving technology product and service company, a corporation incorporated in the State of Delaware in the United States, and is publicly traded on the OTCBB. At the time of this agreement, the Company is authorized to issue 33,227,328 shares of common stock with the par value of $0.001 USD. At the time of signing this agreement, the Company has issued 25,811,429 shares that were purchased with full price and legally owned by the Guarantors.

2)
Each investor agrees to abide by the terms and conditions of purchase set forth in this agreement, the Company agrees to abide by the terms and conditions in this agreement to issue the subscribed shares. The subscribed shares will constitute 16.666% of the total number of shares issued by the Company after the subscription, including, Party A will own 8.333%, and Party B will own 8.333%.

3)
At the time of signing this agreement, the Company owns 100% of the shares of Liaoning Nengfa Weiye Energy Technology Company Ltd. (“Nengfa Energy”), a limited liability corporation registered in Liaoning Province, China; Nengfa Energy owns 99% of the shares of Liaoning Nengfa Weiye Tie Fa Valves Sales Company Ltd. (“Sales Company”), a limited liability corporation registered in Liaoning Province, China. The Company’s stock ownership structure at this time is presented in Appendix 3.

4)
The Investors agree to abide by the terms and conditions in this agreement to provide investment to purchase the Company’s stocks, the Guarantors and the Company agree to fulfill their responsibilities specified in this agreement and to provide guarantees respectively.

5)
Each party agrees and signs this agreement to ensure the conditions for the subscription of shares by the investors, also agrees that on the date of signing this agreement will also sign the stockholders’ agreement and after the signing of this agreement will immediately establish the terms of the Group’s management operations.

Each Party Agrees to the Following:

1.	Definitions

1.1	Unless there is other agreed definition in the text of this agreement, this agreement (including the preceding portion), the definition of terms are as follows:

Financial Statements:	means audited consolidated financial statements, including audited Balance Sheet on the date of the audit, the income statement and related footnotes for five months preceding the date of the audit;

Base Date of Audit:	means December 31, 2007;

Affiliated Company:
means related to the Company, or through stock ownership can individually or join other companies to directly or indirectly exercise 30% or above 30% votes at the stockholders’ meeting or can control the exercise of the aforementioned votes, or can control the majority seats of the board of directors of a company;

Board of Directors:	means the Company’s board of directors at any time;

Business Days:	means any day of the normal business days (Monday to Friday) of the People’s Republic of China;

BVI:	means British Virgin Islands;

Conditions:	means the preconditions in term no. 4.1;

Completion:	means according to term no. 5, completing the issuance of subscribed shares to the investors;

Completion Date:
 means the actual date of completion, according to each party’s understanding, and upon satisfying all the conditions, the first choice of completion date is April 28, 2008 or a date prior to this date;

Agree:	means agree, approve, authorize, permit, forfeit rights, agreement, allow, waive etc;

Disclosure Information:	means the company discloses financial statements and all other items to the investors through disclosure letter;

Disclosure letter:	the Company and the Guarantors on a specified date according to agreed terms provide a letter to the investors;

Limitation in Rights:
means any mortgage, asset collateral, lien, guarantee, reserve ownership, transfer of mortgage, selection rights, purchase rights, preemptive rights to purchase, cancellation rights, counterclaim, trust or other arrangements, preferential rights etc., third party rights or limitations (except legal lien);

Group:	means the Company and its China subsidiary companies;

China Subsidiary Company:	means the Liaoning Nengfa Weiye Energy Technology Co. Ltd. (“Nengfa Energy”) and Liaoning Nengfa Weiye Tie Fa Sales Co. Ltd. established in the People’s Republic of China (PRC);

Transfer to Main Exchange:	means the company will transfer its trading on the OTCBB Exchange to become a company listed on the main exchange, NASDAQ or US New York Stock Exchange or other designated Stock Exchange;

Important Unfavorable Change/Impact:
means the group as a whole on economic or other conditions, operating results, management, finance, asset, revenues, forecasts and or operations, have significant unfavorable change (or impact), regardless whether the change is caused by a change in executives or other reasons;

China:	means People’s Republic of China, for the purpose of this agreement, not including Hong Kong, Macau and Taiwan areas;

Business Facilities:	means any business facilities occupied by the Group’s China subsidiary companies;

Designated Stock Exchange:	means designated Hong Kong, Japan, London, New York or Australia Stock Exchange or other similar stock exchange agreed upon in writing by each party;

RMB:	means China’s legal currency;

Stock:	means the Company’s common stock, the par value per share is $0.001 USD;

Stockholders Agreement:	means on the signing date of this agreement, the Company, the Company’s entire shareholders and investors sign the Company’s shareholders’ agreement;

Subscription Price :	means term no. 3 the purchase price for the purchased shares, total $2,000,000 USD;

Per Share Subscription Price:	means per “Subscription Share” price, which is $0.30096 USD;

Subscription Shares:	means according to this agreement will issue 6,645,376 new shares to investors; will constitute 16.666% of all shares issued by the company after the subscription;

USD:	means United States legal currency;

Guarantee:	means the statements and guarantees listed in Appendix 4 of this agreement.

1.2
All the laws and regulations referred to in this agreement should be interpreted as including these often changing regulations, reestablished regulations or its applications changed due to the revision of other regulations (whether they be before or after the signing of this agreement).

1.3
The “Conditions” and “Appendix” referred to in this agreement are conditions and appendices of this agreement. Unless otherwise indicated in the text, the appendices of this agreement should be viewed as an integral part of this agreement.

1.4	The headings are for the convenience of reading, they do not affect the understanding of this agreement.

1.5	Unless otherwise indicated in the text, singular forms include plural forms and vice versa. Singular sex forms include all sex forms.

1.6
This agreement indicates according to “Agreeing Method” means all parties agree to (an alternative should be each party agrees to for differentiation, each party will use its initials as designation for signing) or the way it is shown in the appendices of this agreement.

2.	Agreement and Subscription

According to this agreement’s agreed upon conditions and terms, investors agree to subscribe, the Company agrees to distribute to the investors the subscribed shares, such shares shall not have any limitation in rights, and will possess the completion date and after the completion date all the rights resulting from these shares, including but not limited to the rights of receiving dividends and distribution of profits.

3.	Prices

3.1
According to the agreed conditions and terms in this agreement, each investor should pay USD $1,000,000 (per share USD $0.30096) for a total price of USD $2,000,000. The Company should distribute according to term No. 2 in this agreement the subscribed shares at this price.

4.	Preconditions before the Completion

4.1 The completion of this agreement depends on satisfying the following conditions:

(a)
To provide a legal opinion letter to the satisfaction of investors for opinions on NFES’s adjusted legal structure, the Company as one party signing this agreement and signing stockholders agreement and matters regarding the enforceability and execution;

(b)	According to attorney’s opinion, investors, corporation’s major controlling shareholders and the Company have signed stockholders’ agreement according to the agreeing method;
(c)
Provide past two fiscal years’ unqualified audited financial statements, by the CPA firm agreed upon by both parties, audited according to US generally accepted accounting principles (GAAP, or other internationally accepted accounting principles);

(d)	Since the base date of audit, there was no significant unfavorable changes or impacts;
(e)	Provide to the satisfaction of investors, the Company’s executable business plan for the next three years;
(f)	Guarantors, the Group have received all required approvals that will make this stock subscription agreement and other agreements effective (including government approval and other related approval);
(g)	All major contents of the guarantee by Guarantors at the completion date are true and accurate.

4.2 Each party should make their best effort to guarantee the terms in 4.1 will be satisfied as soon as possible. Under any circumstances it should be no later than each party’s agreed upon date in writing (abbreviated as “the deadline date”). If any terms at the deadline date can not be satisfied or was given up, then any party has the right to go according to his wishes to inform the other parties in writing to terminate this agreement. After the termination of this agreement, this agreement (including term No. 4.2) will no longer be binding. But the preexisting noncompliant behavior or the agreed upon compensation according to terms No. 6, 12 and 15 of this agreement will still be effective.

5.	Responsibilities On or After the Subscription Completion Date

5.1
According to term no. 4, after all preconditions in term No. 4 are satisfied (or given up according to agreement), the subscription of shares should be completed in five working days. The Company and the Guarantors will issue confirmation letter in writing. But it can not be later than the 12 pm of the second day after the satisfaction of all the condition in term no. 4, or another time agreed upon in writing by each party;

5.2	The following documents should be transferred at the completion date:

5.2.1	The Company shall provide the following documents:
(a)
Distribute to investors “Subscription Shares”, issue properly signed document confirming the receipt of investment for the subscription shares, also add investors to the list of stockholders according to law;

(b)	Provide investors a copy of the list of stockholders that includes the investors, the truthfulness of this copy of the list of stockholders should be verified by an U.S. attorney;
(c)	Provide investors the original of a copy of the properly signed shareholders’ agreement;
(d)	Provide investors a copy of the Board of Directors’ Resolution according to term 5.2.2 (b), the truthfulness of the copy of this document should be verified by an U.S. attorney;
(e)	Provide investors the document for the completion of the receipt of total investment;
(f)	Provide investors the guaranteed items and related documents.

5.2.2	The Guarantors shall provide the following documents:
(a)	Provide investors the guaranteed items and related documents;
(b)	Provide investors and the Company the original of a copy of the properly signed stockholders’ agreement;
(c)	Call for Board of Directors’ meeting, and urge the Board to approve this agreement and the related items in the stockholders’ agreement;

5.2.3	Investors shall provide the following documents:
(a)	Provide an application letter to the Company requesting the Company for the subscription of shares;
(b)	Provide the Company an original letter from the investors’ Board of Directors, verifying that investors’ board of directors has approved the signing of this agreement and its related business;
(c)	Provide the Company and the Guarantors each an original copy of properly signed shareholders’ agreement;

5.2.4	Investors at the completion date shall use non-cancellable wire transfer to wire to the Company’s designated account the payment for the prices of all subscriptions.

6.	Expenses

6.1
Unless otherwise specified in this agreement, each party shall bear all its attorneys’ and other special consultants’ expenses and other expenditures related to the subscription, the negotiation, signing and execution of this agreement and related supplemental or other agreement or documents.

6.2
To avoid difference in opinions, the Company and/or Guarantors shall bear the expenses for obtaining item 4.1(a), (c) and (e) investors approved attorney’s legal opinion letter, auditor’s reports and business plans.

7.	Promises, Statements and Guarantees

7.1
Except for conditions that have been disclosed, the Company and the Guarantors together and separately provide statements, promises and guarantees to investors (listed in Appendix 4 of this agreement), also guarantee that at present time and at the completion date every guaranteed item is true and accurate.

7.2	Guarantees are separate and independent, unless otherwise stated, shall not be limited by any items in this agreement.
7.3
Investors can take actions for any non-compliant or non-execution of the guarantees after the completion of the subscriptions, even if investors know or discover such non-compliant or non-execution actions before the completion date.

7.4	Investors state, guarantee and promise:
(1) Investors have properly established an effective, ongoing and well managed company according to the laws of its legal jurisdiction, have full authority and authorization to utilize its assets and to manage its current business operations;
(2) Investors possess all required authorization and authority to sign and execute this agreement, and according to this agreement execute their responsibilities;
(3) The signing of this agreement and other supplemental agreements representing investors’ interests’ have been authorized, and investors’ responsibilities resulting from this agreement shall be legal, effective and enforceably binding on investors;
(4) To sign or execute the responsibilities stated in this agreement do not require the consent or approval from a third party;
(5) Investors’ signing, payment, execution and following the responsibilities in this agreement and other related agreements do not result or will not result in violating any binding judgments, orders or court orders, trust, collateral agreements or other arrangements;
(6) Investors are not under bankruptcy, liquidation or other similar process, not planning to enter into liquidation process, not having an application for dissolution, not having the possibility of requesting or applying for dissolution or having their assets in designated trust.

7.5	One party has the right to receive compensation according to law if the other party violates the guarantee.

8.	Limit on Responsibility

8.1	Even if this agreement has contrary agreed terms, the Company and the Guarantors’ total responsibility in this agreement shall not exceed the “Subscription Price” except for item no. 12.

9.	Business Operations

9.1	The Company and Guarantors separately promise that from the signing date of this agreement until the completion date, the Group will conduct its daily normal business operations carefully.
9.2
Not violating term no. 9’s general requirements, before “Completion”, the Guarantors shall guarantee that the companies within the Group will not engage in or approve others to engage in the following activities without the written approval of the investors before the event (such written agreement should not be unreasonably limiting):

(1)	Adjust, change or substitute the memorandums, charters and other company formation documents for any company within the group;
(2)
Issue or agree to issue any class of stocks, other securities with a price or issue any option plans (to avoid difference in opinion, if investors pre-approve the total number of shares under such option plan, then following such stock option plan to issue or to grant options to individuals according to the terms in the approved stock option plan, are not considered as issue stock options, the terms in this section shall not apply), or the company will issue convertible stock rights or guarantees for stock purchase rights, or other rights or new loans or changes to the rights to the company stocks or other securities;

(3)
Whether it be through merger or other method, to sell to a company outside the Group, or business brands and entire or partial assets exceeding $100,000 USD (including important intellectual property and the company’s direct or indirect rights in other affiliated company);

(4)	Significant changes or modifications to the business areas, or any company within the Group receives or engage in a new business exceeding $100,000 USD outside its current business;
(5)
Whether completing any decision by any company within the Group, or proceeding with liquidation or reorganization for any company within the Group, or apply for a designated trustee, a manager, a legal administrator or similar government official, or within its related jurisdiction apply to the court for a meeting or all creditors, or approval to have settlement arrangement;

(6)
Signing, approve, adjust or change business terms, one party to the business shall be a company within the group, the other party shall be the board of directors and/or company shareholders, business shall be related to the director or shareholder’s rights to a company within the Group (except director’s service agreement or business in routine operations), and the amount of the business shall exceed $100,000 USD;

(7)	Any company within the group to announce or pay any dividends or distribution of assets;
(8)
Any borrowing exceeding $1,000,000 USD, provide any guarantee or collateral, establish collateral using entire, partial assets or debts on the financial statements for any company within the Group, lien or any form of the rights as encumbrance; this term will be adjusted when the board of directors implement the authorization process;

(9)
The Company or any company within the Group to acquire a company outside the group, or to obtain the stocks, bonds, or credit bonds, or securities with a price for any company outside the Group exceeding the price of $100,000 USD.

10.	Business Reorganization and Development Plan

10.1	Each party agrees to make their best effort to come to agreement regarding the Company’s future reorganization and development plan through consultation. The contents include but not limited to:

(1)The Company shall step by step develop the energy saving and emission reduction as its core business and to be an energy saving and emission reduction products and service provider;
(2) The Company shall avoid doing business with current stockholder’s owned and affiliated companies;
(3) Establish good corporate governance;
(4) Establish good financing channels, and implement good operating cash flows.

11.	Performance Guarantee and Stock Ownership Ratios Adjustment

11.1	Guarantors will guarantee the Company’s operating performance from 2007 to 2009 as follows ( “Promised Performance”):

Year	Audited after Tax Target Net Income (in USD)
2007	$2,000,000
2008	$4,000,000
2009	$8,000,000

11.2        If the Company’s actual performance is lower than the promised performance, Guarantors agree to use the following formula to compensate each investor by transferring certain percentage of the Company’s stocks:

Investors’ percentage of stock ownership x [1 - (Actual Net Income/Promised performance)]

12.	Buy Back

12.1       The Company and the Guarantors guarantee the investors; the Company will transfer to a main US Stock Exchange no later than December 31, 2009. If the Company does not move to the main US Stock Exchange by the above date, the Guarantors will be obligated to buy back from investors all investors’ stocks in the Company. The buy back price will be the initial subscription price plus no less than 10% return on investment.

13.	Confidentiality

13.1
The investment and the stock subscription (including but not limited to the existence of this investment, the agreed terms and conditions in this agreement and other documents referred to) should be viewed as confidential information (“Confidential Information”), no party shall disclose it.

13.2  Even though there is term no. 13.1, the obligation and promise for confidentiality of this agreement shall not be applied to the following situations:
13.2.1	Not violating any terms in this agreement, at present or in the future when the confidential information enters into public domain; or
13.2.2
Any party can use actual written document to prove that the other party before providing the confidential information, has already possessed such confidential information, and the source of such confidential information are not limited by the signed confidential agreement, trust or other similar confidential obligation with other party; or

13.2.3
Any party can disclose confidential information to its employees, investors, lenders, accountant, attorneys and other special consultants, directors, shareholders, holding company, subsidiary companies or parent company, but all these informed persons should properly keep confidentiality obligation; or

13.2.4
After disclosing confidential information to another party or its employees, representatives or advisers, they become publicly obtainable information and confidential information by third parties, or through one party, its directors, managers, employees, representatives or advisers to disclose the information using methods not violating this agreement; or

13.2.5
According to applicable laws of China, U.S., British Virgin Islands and other legal jurisdictions, or regulations of any regulatory organizations, or regulations of China , U.S., British Virgin Islands’ Stock Exchanges, any party ( referred to as “Disclosing Party”), its representative, adviser or employee are required by law (or there is a reason to believe that the party, its representative, adviser, employees will be required by law) to disclose any confidential information, then the disclosing party shall distribute the notice of this fact to the other party (referred to as “Non-disclosing Party) before the disclosure, to allow non-disclosing party to seek proper strategies to stop such disclosure or to give up following the terms in this agreement (expenses will be born by the non-disclosing party). If any non-disclosing party decides to challenge the effectiveness of the request, and/or bears the expenses to take actions, reasonably request to avoid and limit this disclosure, then the disclosing party, its representative, adviser or employees shall coordinate with the non-disclosing party (Under the premises that non-disclosing party will compensate reasonable expenses).

14.	Time Importance

Any date or deadline referred to in any term can be postponed after written consent by each party. But the initial confirmed dates or deadlines, or any dates and deadlines after postponement, these times are of utmost importance.

15.	Notice

According to this agreement, every notice, request or other communication documents shall be done in written format, and according to the following address or fax number (or the recipient has notified the other party its other address or fax number five business days prior to the notice) to distribute to the other party:

The Company and/or Guarantors:
Fax Number: 8624-25609750
Recipient: Mr. Gang Li

Investors:
Fax Number: 0852-21807306
Recipient: Lily Tang

All communications to the other party, request or other communicative documents will be considered delivered at the following times: (1) deliver in person to the above address; (2) if to deliver through postal mail, then the fourth day after mailing will be considered delivered; (3) if deliver by fax, then the fax report is the evidence for delivery. Any notices if delivered on non-business days, will be considered delivered on the following business day.

16. Governing Law and Conflict Resolution

16.1	This agreement is governed by the laws of the People’s Republic of China and will be interpreted according to the laws of PRC.
16.2
Any conflict or disputes or claims resulting from this agreement or related to this agreement, or this agreement’s violation, termination or being invalid should be resolved according to the effective or the changes under this arbitration principle of the China International Economic Trade Arbitration Committee. Designated arbitration organization is China International Economic Trade Arbitration Committee Beijing Office. The arbitration location will be in Beijing, China. Any such arbitration shall go according to China International Economic Trade Arbitration Committee’s arbitration procedures and arbitration principles within the effective dates of this agreement. The arbitration language will be Chinese.

16.3	The decision of the arbitration is final, will be binding on both parties. Both parties agree to be bound by the arbitration and will execute the arbitration accordingly.
16.4	Arbitration fees will be born by the losing party, unless arbitrators determine otherwise.

17. Other Matters

17.1	This agreement shall be signed by each party on a separate original. All signed originals together will constitute the entire agreement.
17.2	This agreement shall be binding upon each party’s successor and approved assigns. Any party without the other party’s written consent, can not transfer or try to transfer the rights in this agreement.
17.3
This agreement constitutes the entire agreement concerning this matter by both parties (any party did not rely on what is not included in this agreement, or the statements or guarantees by the other party), and unless through signed written document by both parties, any revision to this agreement will not be valid. This agreement replaces all previous agreements, arrangements or memorandums. All previous agreements, arrangements or memorandums (if existed), shall no longer be effective after the signing of this agreement.

17.4	Unless otherwise required by laws, otherwise any offset, counterclaim or other discounts of any party’s entire payment under this agreement shall be eliminated.
17.5
Any party did not exercise or postpone the exercise of any rights, authorities or special rights under this agreement are not viewed as give up the rights, individually or partially exercise any rights, authorities or special rights are not viewed as precluding the exercise of rights in the future.

17.6
If any term or several terms became invalid, illegal or not executable, or can not be carried out, it will not affect or reduce the effectiveness, legality, enforceability and execution of the remaining parts.

Hereto, the parties have signed the agreement on the date listed on the cover page of this agreement and on this signature page.

/s/ Gang Li
Gang Li, Chairman and CEO
NF Energy Saving Corporation of America

/s/ Wei Lang
Wei Lang, CEO
South World Ltd.

/s/ Jun Wang
Jun Wang, CEO
Oriental United Resources Ltd.

/s/ Gang Li
Mr. Gang Li

/s/ Lihua Wang
Ms. Lihua Wang

/s/ Gang Li
Gang Li, CEO
Pelaria International Ltd.

/s/ Lihua Wang
Lihua Wang, CEO
Cloverbay International Ltd.

April 28, 2008
Date

Appendix 1

Basic Description of Guarantors

1. Copy of ID Cards

2. Copy of BVI Corporations

Appendix 2

Basic Description of the Company

1.	Name:	NF Energy Saving Corporation of America

2.	Place of Incorporation:	State of Delaware

3.	Date of Incorporation:	October 31, 2000

4.	Federal ID Number:	02-0563302

5.	Registration Address:	Delaware

6.	Authorized number of shares:	50,000,000

7.	Number of Shares Issued:	33,227,328

8.	Shareholders:	See list of shareholders

9.	Directors:	Gang Li, Lihua Wang, Hong Li

Appendix 3

NF Energy Saving Corporation of America
Stock Ownership Structure

Appendix 4

PART I
The Company and Guarantors’ Statements and Guarantees

1.	Authority The Company and the Guarantors have the full authority to sign and execute this agreement. This agreement once signed will be binding on both the Company and the Guarantors.

2.
Approve, Agree and Permit
According to the knowledge of the Company and the Guarantors, except the approval, agreement and permission that the Company and guarantors have received, the signing, payment, execution and other related matters of this agreement do not require authorization from China, U.S., or British Virgin Islands’ governments, public organizations, administrative organizations and other bureaus in the form of order, consent, approval, permission, authorization, making effective or waiver.

3.	Impact of the Agreement

3.1	No one from any company within the Group is authorized to receive any discounts or commissions to issue stocks to investors.
3.2
There does not exist any company within the group being one party to any agreements or arrangements (whether written or verbal), this agreement and arrangement is determined by the terms in this agreement, or will be or can be determined by the execution or completion of this agreement.

3.3	The Company and the Guarantors for the signing , payment and execution of the terms in this agreement shall not:
3.3.1	Cause the companies within the group, the Company or the Guarantors to violate or cause to violate or conflict with the following terms, provisions and conditions:
3.3.1.1	Any agreement;
3.3.1.2	Any laws, promises or any court judgments, prohibited matters or legal orders;
3.3.1.3	Any companies within the Group’s memorandums, articles and other system’s documents (if any);
3.3.2	Waive any person of any company within the Group’s responsibility or other responsibilities or authorize others to terminate this agreement;
3.3.3	Terminate or cause to terminate or from the perspective of any company within the Group judge to have significant unfavorable impact on the implementation of present interests or special rights;
3.3.4
According to the knowledge of the Company and the Guarantors, cause any  company within the group’s any customer or supplier to terminate or drastically  reduce its business with any company within the group;

3.3.5	Cause any company within the group in the implementation of their existing debt to be paid immediately or to be paid before maturity; or
3.3.6
Cause any company within the Group to have responsibility for any agreement or  other responsibilities, or authorize anyone to request any company within the  group to fulfill responsibilities or other responsibilities under any existing  agreements.

PART II
China Subsidiary Company’s Statements and Guarantees

1.	Organization of the Company
1.1.
Each China subsidiary company of the Group is organized and existing under the laws of the People’s Republic of China. According to disclosed information, China subsidiary companies do not have subsidiaries or branch offices.

1.2.
Each China subsidiary company has obtained required permits from related persons, government regulatory organizations and other supervisory organizations and agrees to operate according to the businesses listed in the current business licenses and has operated accordingly.

1.3.
According to the knowledge of the Company and the Guarantors, there does not exist any violation of any terms or conditions under currently existing effective permits or agreements for each China subsidiary company, and there does not exist any potential to harm the continuity or extension of the above permits or agreements.

2.	Capital and the Company’s Basic Description China subsidiary companies have been registered according to law, shareholders legally own beneficial shares. There are no encumbrances to their rights.

3.	Finance
3.1.	Bank Borrowings and Other Borrowings
3.1.1.	Each China subsidiary company does not have any bank borrowings or bank overdraft opportunities.
3.1.2.
Each China subsidiary company does not have any unpaid debt, did not agree to establish or issue such debt, there does not exist any unpaid borrowings. But the exception is the debt not exceeding that has been recorded in the financial statements of the China subsidiary company.

3.2.
China Subsidiary Company’s Loans to Others and Rights
Each China subsidiary company does not have any uncollected loans outstanding, does not own beneficiary rights to any debts (whether they are mature and should be paid off), except the rights to debts in its normal course of operations. Each China subsidiary company did not provide any loan or lending that violates the related laws of the PRC.

3.3.
Liabilities
Except the liabilities disclosed in the financial statements, “disclosed” liability since the date of audit until present resulting from normal course of business, there does not exist any liability for each China subsidiary company (including contingent liability).

4.	Taxes
4.1.
Tax Reserves
According to the knowledge of the Company and the Guarantors, the tax reserves on the financial statements are adequate (based on the current laws), sufficient to pay all assessed taxes or taxes that will be assessed, or until the date of audit each China subsidiary company’s taxes related their profits, revenues, transfer or businesses.

4.2.
Reporting Responsibility
According to the knowledge of the Company and the Guarantors, each China subsidiary company has properly reported to the China Tax Authorities or other government authorities all amount of taxes due or potential taxes due according to “Tax Laws”.

4.3.	Tax Refunds and Final Settlement According to the knowledge of the Company and the Guarantors:
4.3.1.
Each China subsidiary company has properly taken care of the tax refunds, and China subsidiary company has followed proper procedures to completely disclose their responsibilities regarding all tax assessments.

4.3.2.
Such tax refunds do not have potential for disputes, there does not exist any potential leading to disputes, or tax claims, or to deprive China subsidiary company’s preferential tax treatment or reduced tax status according to related laws and regulations.

4.4.
Disclosure
According to the knowledge of the Company and the Guarantors, there does not exist any condition with China Tax Authority or other related tax authorities to cause them to reassess taxes, regardless whether the taxes have been paid, how to proceed with such disputes or which method will the disputes be heard.

4.5.
Tax Exemption
The tax exemption enjoyed by China subsidiary company has been disclosed. According to the knowledge of the Company and the Guarantors, there does not exist any potential to cause the China subsidiary company to be deprived of such tax exemption.

5.	Assets
5.1.	Assets Ownership
5.1.1.
Up to the date of audit, each China subsidiary company has the complete ownership of all the assets recorded in the financial statements of the China subsidiary company. At present we have the ownership rights and have the control of all these assets (not including the disposed assets under the normal operating process). Based on the disclosed information, each China subsidiary company’s assets and assets acquired after the date of audit are not used for collateral and liens etc. as encumbrances, also other parties do not have rights or claims at such assets.

5.1.2.
All China subsidiary company owns and controls its operating fixed assets, or movable installations, plant, equipment, vehicles and other movable assets. They have complete ownership. Such assets do not have liens, collaterals, encumbrances, lease financing, leased out or lease agreement or include delayed payment agreement. Such assets are under good operation condition (except normal wear and tear).

5.2.
Retention of Title
Any China subsidiary company did not use the retention of titles until the entire amount or all debts have been paid as payment condition to purchase or agree to purchase stocks, merchandise, raw materials or assets.

5.3.
Insurance
The detail information regarding the insurance policies owned by all the China subsidiary companies have been disclosed. According to the knowledge of the Company and Guarantors, there does not exist any unsettled claims or potential to cause claims, there does not exist any actions or with the potential to cause the insurance policy to be invalid or insurance fees to be increased.

5.4.	Basic Condition of Plant and Maintenance The recorded assets in the financial statements of the China subsidiary company and its operating machinery, equipment, installations and vehicles are all:
5.4.1.	In proper working and safe condition (except normal wear and tear);
5.4.2.	Owned and controlled by China subsidiary company that has complete ownership of the above equipment.

6.	Intellectual Property
6.1.
China subsidiary company has been authorized to follow current methods in operating its current business. According to the knowledge of the Company and Guarantors, such businesses do not infringe or not possible to infringe or conflict with others’ intellectual property rights.

6.2.
China subsidiary company’s related, owned or used trademarks, patents, designs, trade names, business names and copyrights have been disclosed. Each China subsidiary company owns the sole beneficiary rights to their intellectual properties. The intellectual property rights originally created by the China subsidiary company are all effective and are enforceable. According to the knowledge of the Company and Guarantors, the above intellectual property rights are not used, claimed, opposed or attacked by others. There does not exist any potential that will result in the termination of the above intellectual property rights’ effectiveness and enforceability, or the above mentioned conditions of being used, claimed, opposed or attacked by others.

6.3.
China subsidiary company did not approve or agree to approve any permission or authorization, authorize and permit others to use any means to engage in that will infringe or with the potential to infringe its intellectual property rights.

6.4.
According to disclosed information, each China subsidiary company that uses others’ intellectual property rights all owns legally, effective permission or authorization. According to the knowledge of the Company and Guarantors, there does not exist any China subsidiary company violating the terms and conditions of such permission or authorization and does not have the potential condition that will result in such permission or authorization to be terminated or cancelled before the end of the agreement.

7.	Promises and Agreements
7.1.
Except for what has been disclosed, not a China subsidiary company is a party to any agreement or arrangement or bear the responsibilities or such agreement or arrangement, or sign any non-routine business needed or unusual, complicated, long-term or unfair agreements.

7.2.
Each China subsidiary company’s raw materials and merchandise purchase, and service agreements and each China subsidiary company’s merchandise supply or service agreements are all non-affiliated businesses.

7.3.
Each China subsidiary company did not agree to be bound by any debenture, guarantee, contract indemnity, or as a guarantor, did not engage in significant guarantee or contract indemnity for China subsidiary company’s loans and other obligations.

7.4.	Each China subsidiary company did not grant any authorization that is still effective. (except the authorization within normal operating processes);
7.5.
Each China subsidiary company did not sign or agreed to sign agreements or arrangements to sell, purchase, produce, or authorize, or agreements or arrangements to limit its entire or partial operations to operate freely in the world.

7.6.
According to disclosed information, each China subsidiary company has not incurred debt or borrowings toward its shareholders, directors or other affiliated persons (based on the definitions of Hong Kong Stock Exchange’s listing requirements);

7.7.
According to disclosed information and according to the knowledge of the Company and the Guarantors, each China subsidiary company did not violate any third party’s agreement, are not knowledgeable of or foresee the conditions of such third party violation of agreement.

8.	Business facilities
8.1.	Ownership
8.1.1.
Each China subsidiary company according to lease agreement or terms of permission possesses and utilizes the following business facility: No. 118 Guangyu Street, Yinzhou District, Tieling City, Liaoning Province and 4th Floor, No. 7, Huanghe Nan Da Jie, Huanggu District, Shenyang City, Liaoning Province.

The above business facilities are the total fixed assets occupied or used by China subsidiary companies.
8.2.
Utilization
According to the knowledge of the Company and the Guarantors, each China subsidiary company at present utilizes the above business facilities according to the regulations of the related and effective laws.

8.3.	Lease Requirements
8.3.1.
Each China subsidiary company have paid the lease payment (if required), followed and executed lessee’s contract and the terms of the lease contract for these business facilities (including sublet agreement). Such lease contracts are all legal and valid.

8.3.2.
Have obtained all permissions, consent and approval contained in the lease contract from the landlord or the original landlord and all the requirements for the lessee under such permission, consent and approval have been properly followed and executed.

9.	Employment
9.1.	Employment and Terms of Employment
9.1.1.	Each China subsidiary company did not establish any legally or non-legally binding agreements or other arrangements with workers unions or other organizations representing employees.
9.1.2.
According to the knowledge of the Company and the Guarantors, each China subsidiary company has followed related laws or the requirements of contracts to properly withhold, deduct or remit all income taxes, unemployment insurance and other taxes and insurance to government agencies or foundations;

9.1.3.	According to the knowledge of the Company and the Guarantors,
(a)
Each China subsidiary company has according to laws fully implemented and followed the employee welfare obligations, paid for their current employees the pension insurance, unemployment insurance, health insurance and other employee benefits.

(b)
According to the knowledge of China subsidiary companies, there does not exist any claims, lawsuit or penalty or such threats resulting from not executing the above employee welfare obligations for current or past employees, administrative personnel, directors or government organizations,

(c)	According to the knowledge of China subsidiary companies, there does not exist any fact or condition to cause the above claims or lawsuits.
9.2.	Termination of Workers’ Contract
9.2.1.
All current effective workers’ contract that each China subsidiary company participates as one party can be terminated by giving a 30 day notice prior to the termination and there is no need to pay any compensation.

9.3.	Workers’ Salary Disputes and Employee Claims
9.3.1.
Each China subsidiary company and its employees are not involved in any salary disputes, each China subsidiary company. According to the knowledge of the Company, Guarantors, directors, there does not exist any facts that will cause salary disputes. The terms of this agreement will not cause such salary disputes.

10.	Lawsuits, Disputes and Resolutions
10.1.
Claims
There does not exist any claim as a resolution for the delay in fulfilling contracts or other matters related to China subsidiary company’s providing service or receiving service. According to the knowledge of the Company and the Guarantors, there do not exist such claims, threat of claims or foreseeing such claims. Outside the normal business operations of each China subsidiary company, any company within the group did not provide any guarantee or assurance for the services provided or will provide.

10.2.	Lawsuits
10.2.1.
No China subsidiary company was a plaintiff or a defendant involved in any lawsuit or arbitration process. There are no proceedings pending or threatened either by or against any of the China Subsidiary Companies. According to the knowledge of the Company and the Guarantors, there are no circumstances that will cause or with the potential to give rise to any lawsuits or arbitration.

11.	Other Operations
11.1.	Each China subsidiary company did not participate in or agree with another organization to jointly operate any partnership, joint operation, cooperation or similar arrangements.
11.2.
The Company and the Guarantors did not directly or indirectly operate those businesses that are closely related to the businesses of China subsidiary companies or according to the knowledge of the Company and the Guarantors to potentially result in competing in the same businesses with the China subsidiary companies.